UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 3, 2009 (January 29, 2009)
King Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Tennessee	001-15875	54-1684963

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Fifth Street, Bristol, Tennessee	37620

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
     As previously disclosed, King Pharmaceuticals, Inc. (“the Company”) has been involved in multiple legal proceedings over patents relating to its product Skelaxin® (metaxalone). On January 20, 2009 the U.S. District Court for the Eastern District of New York, in the case of King Pharmaceuticals, Inc., et al. v. Eon Labs, Inc., Case No. 04-cv-5540 (DGT), issued an Order invalidating two of these patents, United States Patent Nos. 6,407,128 (the “128 patent”) and 6,683,102 (the “102 patent”). The Order was issued without the benefit of a hearing in response to Eon’s motion for summary judgment. The Company plans to appeal the Order, upon the entry of an appropriate judgment, and intends to vigorously enforce its interests.
     Invalidation of the ‘128 and ‘102 patents may lead to generic versions of Skelaxin® entering the market sooner than previously anticipated, and the Company’s sales of Skelaxin® are expected to decline significantly in that event.
     Following the decision of the District Court, the Company’s senior management team conducted an extensive examination of the Company and developed a restructuring initiative designed to partially offset the anticipated decline in Skelaxin sales in the event that a generic competitor entered the market. This initiative includes, based on an analysis of the Company’s strategic needs: a reduction in sales, marketing and other personnel; leveraging of staff; expense reductions and additional controls over spending; and reorganization of sales teams. The Company’s Animal Health activities are not affected by the restructuring.
     On January 29, 2009, management of the Company approved the restructuring initiative, effective immediately. Pursuant to this initiative, the Company will reduce its workforce by approximately 520 positions, including approximately 380 field sales positions. This reduction, which the Company expects to be substantially complete by late March 2009, represents approximately 17% of the Company’s current workforce after taking into account a previous reduction in workforce following the Company’s acquisition of Alpharma Inc.
     The Company estimates that, in connection with the restructuring initiative, it will incur total restructuring costs of between $50 million and $55 million, all of which are expected to be incurred during the first half of 2009 and almost all of which will be cash expenditures. These costs all relate to severance pay and other employee termination expenses.
     A copy of the Company’s press release summarizing the restructuring initiative is attached as Exhibit 99.1 and is incorporated by reference herein.
     Please see the section entitled “Forward-Looking Statements”.

Item 9.01 Financial Statements and Exhibits.
          (d) Exhibits
          99.1       Press release of King Pharmaceuticals, Inc. dated February 3, 2009.
FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements which reflect management’s current views of future events and operations, including, but not limited to, statements pertaining to the Company’s expectations regarding reductions in workforce and costs associated with its restructuring. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: dependence on the Company’s ability to fully realize the benefit of actions it is taking with respect to its cost structure; dependence on the actual amount of the costs incurred as a result of these initiatives; dependence on the Company’s cash flows; dependence on the Company’s ability to continue to successfully execute its strategy and to continue to capitalize on strategic opportunities in the future for sustained long-term growth; dependence on the Company’s ability to successfully capture synergies from its recent acquisition of Alpharma Inc.; dependence on the Company’s ability to continue to advance the development of its pipeline products as planned; dependence on the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products in which the Company has an interest; dependence on the unpredictability of the duration and results of the U. S. Food and Drug Administration’s (“FDA”) review of Investigational New Drug applications (“IND”), New Drug Applications (“NDA”), and Abbreviated New Drug Applications (“ANDA”) and/or the review of other regulatory agencies worldwide that relate to products in development; dependence on the availability and cost of raw materials; dependence on no material interruptions in supply by contract manufacturers of the Company’s products; dependence on the potential effect on sales of the Company’s existing branded pharmaceutical products as a result of the potential development and approval of a generic substitute for any such product or other new competitive products; and dependence on the potential effect of future acquisitions and other transactions pursuant to the Company’s growth strategy. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of the Company’s Form 10-K for the year ended December 31, 2007, and Form 10-Q for the third quarter ended September 30, 2008, which are on file with the U.S. Securities and Exchange Commission. The Company does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2009	KING PHARMACEUTICALS, INC.

By: /s/ Joseph Squicciarino

Name: Joseph Squicciarino
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of King Pharmaceuticals, Inc. dated February 3, 2009.